SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

("Agreement")

by and between

LEATT CORPORATION

and

SEAN MACDONALD

This Second Amended and Restated Employment Agreement (this "Agreement"), dated as of January 1, 2022 (the "Effective Date"), is by and between Leatt Corporation (the "Employer"), a Nevada corporation with principal offices located at 12 Kiepersol Crescent, Atlas Gardens, Contermanskloof, Durbanville, 7550 Western Cape, South Africa, and Sean Macdonald (the "Employee"), an individual residing in South Africa. Each of the Employer and the Employee may be referred to throughout this Agreement as a "Party" and together, as the "Parties".

WHEREAS, the Employer previously appointed the Employee to serve as President and Chief Employee Officer (CEO) of the Employer, commencing on November 9, 2010, and as Chief Financial Officer (CFO) of the Employer, commencing on August 1, 2009, pursuant to a Contract for Employment, dated January 1, 2009, by and between the Employer and Employee, as amended by that certain Amended and Restated Employment Agreement by and between the Employer and the Employee, as amended from time to time (the "Original Agreement"); and

WHEREAS, the Employer and the Employee now desire to further amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Appointment of Employee

1.1 The Employer's appointment of Employee to the position of President, CEO and CFO under the Original Agreement shall continue, subject to the terms and conditions set out herein.

1.2 The Employee hereby accepts the continuation of such appointment.

1.3 Notwithstanding the date of his appointment, the Employee's service since inception of his employment with the Employer on January 1, 2009 (the "Original Appointment Date") will be regarded as continuous.

1.4 Where the provisions of this Agreement differ from those contained in the Employee's previous contract of employment, the provisions of this Agreement will prevail as of the Effective Date.

2. Period of Employment

2.1 The Employee is appointed for an indefinite period subject however to termination in accordance with the provisions of clause 17 below.

2.2 The agreed retirement age is the end of the month in which the Employee turns 65 years of age.

3. Warranty

The Employee warrants that, subject to necessary employment induction, he is capable and competent to perform the duties that he has been engaged to do, and also that he has the necessary skills and knowledge to perform the same.

4. Scope of Duties

4.1 The Employee shall report to the Board of Directors, but hereby acknowledges and agrees that this reporting line may change from time to time according to the operational needs and exigencies of the Employer.

4.2 The Employee's initial key performance areas, roles and responsibilities are as generally described in the Employer's Bylaws and as specifically set out in the *Employee Job Description* annexed as <u>Attachment A</u> hereto and incorporated by reference herein.

4.3 The Employer may amend or expand upon these roles, responsibilities and duties, from time to time, in consultation with the Employee to suit the Employer's operational and other requirements.

4.4 The Employer will evaluate the Employee's performance on a quarterly basis.

4.5 It will be incumbent upon the Employee to devote his full time and attention to the affairs of the Employer and not to be involved in any other business or undertaking whatsoever without the prior written consent of the Board of Directors.

4.6 The Employee may not be involved or engaged in any activity of any nature whatsoever which may put him in a position of conflict of interest with the Employer or his duties and obligations to the Employer.

4.7 The Employee shall be true and faithful to the Employer in all dealings whatsoever relating to the Employer, shall exhibit and maintain the utmost good faith towards the Employer.

5. Specific Duties and Obligations of the Employee

5.1 The Employee undertakes to perform the following duties:

5.1.1 Diligently perform all such duties and exercise such powers consistent with the position to which he is appointed;

5.1.2 To carry out to the best of his ability and under the control of the Employer, such duties and functions as may reasonably be assigned to the Employee from time to time by the Board of Directors or any other person delegated by the Board for such purposes;

5.1.3 Outside normal business hours, and when necessary, to devote such portion of his time, attention and abilities to the affairs of the Employer as may be reasonable in the circumstances;

5.1.4 To obey and observe all lawful instructions of the Board of Directors; and

5.1.5 To notify and advise the Board of Directors as soon as the Employee is aware that he will not be able to attend work to enable the Employer to make alternative arrangements (understanding that a failure to do so will constitute serious misconduct for purposes of Section 16 hereof).

5.2 The Employee acknowledges and agrees that the foregoing duties associated with his post may change from time to time with the changing operational requirements of the Employer.

6. **Restrictions on Trade of Employer Stock**

6.1 The Employee undertakes not to purchase, sell, dispose, gift or donate (collectively, "trade") shares of the Employer's preferred stock or common stock, par value $0.001 per share (together, "capital stock"), without the written consent of the Board of Directors so long as the Employee is employed by the Employer.

6.2 The Employee understands and agrees that any trade of the Employer's capital stock by the Employee shall be subject to the Employer's Insider Trading Policy, the affiliate trading requirements of Rule 144 of the United States Securities Act of 1933 and shall only be permissible during the periods set forth therein.

6.3 For the avoidance of doubt, the foregoing limitations shall cease to apply within ninety days following the Employee's separation from the Employer for whatever reason.

6.4 Furthermore, the foregoing limitations shall not apply to Employee in the event of a change in control of the Employer. A "change in control" is deemed to have occurred where any one stockholder acquires twenty-five percent (25%) or more of the Employer's outstanding common stock or fifty percent (50%) or more of its outstanding preferred stock as of the effective date of this Agreement.

7. **Remuneration**

7.1 As remuneration for the services of the Employee, the Employer shall pay the Employee a salary of **ZAR 297,500.00** per month and **US$ 7,850.00** per month (subject to a minimum exchange rate set out in Section 7.2 below), plus the Employee shall be entitled to the following benefits:

7.1.1 **ZAR 9,500.80** per month in travel allowance;

7.1.2 Discovery Coastal Saver medical aid plan for the Employee and his dependents;

7.1.3 Discovery Group Life insurance in line with the Employer's policy;

7.1.4 Any pension plan or provident fund that the Employer may implement for South African staff; and

7.1.5 Participation in the Senior Executive Wellness Program.

7.2 The amount of **US$ 7,850.00** is subject to a guaranteed minimum exchange rate of US$ 1 to ZAR 15,50. Therefore should the US dollar decrease to below US$ 1 to ZAR 15,50, then the Employer shall pay a minimum monthly remuneration of **ZAR 121,675.00** for this portion of the Employee's salary.

8. Set-Off Rights for Loans, Losses and Monies Owed to the Employer

Subject to the laws of the country, it is hereby agreed that the Employer may deduct from the Employee's remuneration or any amounts due to the Employee by the Employer, from time to time, any amount owed by the Employee to the Employer or in respect of damages sustained by the Employer as a result of the Employee's negligence, recklessness or willful misconduct.

9. Office and Working Hours

The Employer's standard office hours are from 08h00 to 16h30 with 0.5 hour for lunch on Mondays to Fridays, unless agreed otherwise due to operational requirements (this can be tacit or verbal agreements). However, by virtue of the seniority of the position, the Employee is expected to work beyond these hours and over weekends when necessary and when the Employee's duties require this for no extra remuneration.

10. Annual Leave

10.1 The Employee shall be entitled to 23 (twenty-three) working days annual leave per annum accruable in arrears.

10.2 The Parties will agree annually or ad hoc when leave will be taken by the Employee. The Employee agrees that the Employer will grant leave according to the Employer's operational requirements and in accordance with the reasonable needs of the Employee.

10.3 The Parties agree that at no time may the Employee have an accrued leave credit from any previous leave cycle or accumulation of previous leave cycle in excess of ten (10) working days. In this regard, the Employer follows a policy with regard to leave of "use it or lose it" subject to the provisions of this Section unless otherwise agreed in writing due to operational reasons.

11. Sick Leave

11.1 The Employee shall be entitled to thirty (30) working days sick leave during each period of 36 consecutive months of employment, provided that:

11.1.1 During the first six (6) consecutive months of employment, the Employee shall be entitled to one days paid sick leave for every twenty-six (26) days worked;

11.1.2 If the Employee is absent from work for more than two (2) consecutive days or on more than two (2) occasions during an 8-week period and on request by the Employer, does not produce a medical certificate stating that the Employee was unable to work for the duration of the Employee's absence on account of sickness or injury, the Employer shall not be obliged to pay the Employee remuneration for that period of absence.

11.1.3 The Employee shall provide a medical certificate if he is absent from work on a Monday or a Friday or on a day immediately before or after a public holiday.

11.1.4 If the Employee is absent from work for more than five (5) consecutive days without prior authorization and/or justification, the Employee shall be deemed to have deserted/absconded from his employment provided that the Employer will be obliged to make reasonable efforts to contact the Employee should he have been absent for more than five (5) consecutive days to seek an explanation for such absence. Should the Employer succeed in locating the Employee, the Employer may proceed with a disciplinary inquiry with regard to such absence if it believes that good grounds for discipline exist.

12. Family Responsibility Leave

12.1 To qualify for this benefit, the Employee should have been in the employ of the Employer for a period in excess of six (6) months.

12.2 At the request of the Employee, three (3) days paid leave will be granted to the Employee during each annual leave cycle. The Employee will be entitled to take such leave: (a) when his child is born; (b) when his child is sick; (c) in the event of the death of the Employee's spouse or life partner or the Employee's parent, adoptive parent, grandparent, child, adopted child, grandchild or sibling.

13. Public Holidays

The Employee will not be required to work on South African public holidays or weekends including Sundays unless the exigencies of the Employee's work requirements require this. Should a South African public holiday fall within the Employee's period of leave, it shall not form part thereof.

14. Medical Examination

The Employer may require the Employee to submit to a reasonable medical examination or tests from time to time at its expense and during working hours where the inherent requirements of the Employee's job requires this, or where grounds exist on the part of the Employer to believe that the Employee may be medically incapable of performing his duties and obligations in terms of this agreement.

15. Non-disclosure or Misrepresentation

The Employee acknowledges and agrees that any material non-disclosure or misrepresentation made by the Employee in regard to his previous employment, medical condition, references or curriculum vitae or any screening application form, constitutes serious misconduct.

16. Termination

16.1 This agreement may be terminated for convenience by either Party in writing or notice of not less than six (6) full calendar months. Such notice of termination shall specify the notice date and date when this Agreement shall terminate.

16.2 The Employee, as part of his notice period, will assist in the appointment of his successor and will be available for a period of six (6) months after termination of his employment to answer and "hand over" questions.

16.3 The requirements of Section 16.2 above shall also apply in the event of a Change of Control where the Employee is not retained.

16.4 Notwithstanding any notice period set forth herein, the Employer shall be entitled to dismiss the Employee with immediate effect if the Employer determines that Employee has failed to perform a material obligation under this Agreement or has otherwise grossly neglected his obligations to the Employer, including his engagement in any of the following conduct:

16.4.1 Embezzlement or any other criminal offence by the Employee involving misuse or misappropriation on money or other property of the Employer or its subsidiaries;

16.4.2 The Employee's intentional failure and/or refusal to perform specific directives of the Employer, which directives are consistent with the scope and nature of the Employee's duties and responsibilities and which failure constitutes insubordination;

16.4.3 The Employee's commission of fraud, conviction of a felony, habitual drunkenness or habitual use of illegal substances during work hours, on Employer property or while acting on behalf of the Employer; or any conduct that brings the public reputation of the Employer in disrepute, regardless of when or where, whether while the Employee is acting on behalf of the Employer or not;

16.4.4 Any act or dishonesty or disloyalty by the Employee that violates the Employee's fiduciary duties to the Employer or its public shareholders or violates any applicable laws or regulations, or violates the fraud provisions of any nation state's securities laws and regulations;

16.4.5 The breach by the Employee of any intentional non-disclosure/confidentiality Sections of this Agreement;

16.4.6 Any intentional act or act of gross negligence by the Employee that would impair the public reputation of the Employer in the mind of a reasonable executive;

16.4.7 Failure of the Employee to adhere to the instructions of the Board of Directors; or/and

16.4.8 Any act involving gross negligence in the performance of his duties that causes significant financial harm or injuries the public reputation of the Employer.

17. Disciplinary Measures and Incapacity

Disciplinary guidelines may be laid down by the Employer from time to time and may be amended from time to time in its discretion. The guidelines as to discipline and incapacity (either poor performance or medical incapacity) as contained in Schedule 8 of the South Africa Labour Relations Act 1995, will apply.

18. Medical Aid

18.1 The Employer shall pay medical aid contributions on behalf of the Employee to a medical aid plan provided by such medical aid scheme or schemes as the Employer may select from time to time as per Section 7.1.2 of this Agreement, for the Employee's immediate family members, namely the Employee's spouse and children;

18.2 Membership of one of such schemes as is provided by the Employer is obligatory unless the Employee is covered by his or her spouse's or partner's medical aid scheme; and

18.3 The Employer will endeavour, although does not guarantee contractually, to facilitate the provision of GAP insurance coverage to as necessary to enhance the benefits received by the Employee from the particular medical plan in question.

19. Life Insurance and Disability Cover

The Employer will pay insurance contributions on behalf of the Employee for Life and Disability coverage equalling four times the Employee's salary as per paragraph 7.1.3 of this Agreement.

20. Provident Fund

The Employer will pay provident fund contributions on behalf of the Employee in line with Employer's prevailing policy as per paragraph 7.1.4 of this Agreement.

21. Compliance with the Employer's Policies

The Employee is required to comply with all the Employer's policies in existence from time to time contained the Employee Handbook. The Employee Handbook will be posted on the Employer's Intranet and the Employee hereby undertakes and warrants that he will familiarize himself with all of these policies to which he is contractually bound.

22. Confidentiality

22.1 The Employee undertakes that he shall not, whether for his own benefit or that of others directly or indirectly, make use or avail himself or derive profit from any information or knowledge in relation to the business, or affairs of the Employer or any of its shareholders which he may have acquired by reason of his position in or association with the business of the Employer.

22.2 The Employee undertakes that he shall not utilize or directly or indirectly divulge or disclose to others any of the Employer's confidential information or trade secrets which information and trade secrets shall include, but not be limited to:

22.2.1 All internal control systems, policies, procedures and manuals;

22.2.2 Financial details of the Employer's relationship with its employees, suppliers, business associates and clients;

22.2.3 Knowledge of or influence over the Employer's suppliers, business associates and clients;

22.2.4 Details of the Employer's financial structure and operating results;

22.2.5 The contractual relationship between the Employer and clients with whom it has business arrangements of whatsoever nature;

22.2.6 Product knowledge, new developments, business methods and methodologies, business strategies an business techniques;

22.2.7 Any intellectual property belonging to the Employer that the Employee may acquire knowledge of during his employment'

22.2.8 Costing and price structure.

22.3 The Employee shall not, either for the Employee's own account or as a representative or agent for any third party, persuade, induce, encourage or procure any employee employed by the Employer to become

employed by or interested directly in any manner whatsoever in any business which is in competition with the business carried on by the Employer or to terminate his employment by the Employer.

22.4 The commission of any of the above shall constitute a breach of confidentiality which is a serious breach of the terms and conditions of Employee's employment entitling the Employer immediately to terminate the services of the Employee provided a fair process has been followed.

24. Transfer of Employment Location

The Employer shall be entitled to transfer the Employee's location of employment from one place or location to another, if its operational needs and exigencies require this and provided that the Employee has been furnished with reasonable notice with regard to such transfer.

25. Safety and Security

The Employee agrees to observe and obey all the safety and security rules and policies that may be prescribed by the Employer from time to time and in the course and scope of his duties take due care to ensure the safety of the Employee and all fellow employees and/or contractors and/or visitors to the premises of the Employer.

26. Duty to Disclose

The Employee undertakes immediately to notify the Employer should he be charged with a crime involving dishonesty or corruption or with any offence prescribed in Schedule 1 to the Criminal Procedure Act.

27. Restraint of Trade

A restraint of trade will be negotiated, agreed to by both Parties and annexed to this agreement at a later date.

28. Intellectual Property

28.1 It is recorded that the Employer has developed and is developing a number of specific products, programs, projects, precedents, address lists, documentation and the like ("Programs and Documentation") to further the business of the Employer. The Employee will establish and work with a number of these programs, projects and utilize the documentation associated therewith. It is specifically agreed by the Parties thereto and so recorded that these programs and documentation will remain the intellectual property of the Employer.

28.2 It is further recorded that any intellectual property of whatsoever nature that the Employee may develop or create whilst in the employ of the Employer and related to the business of the Employer, is or will become the intellectual property of the Employer and not the Employee.

28.3 Without affecting the generality of the foregoing:

28.3.1 Below shall include drawings and models of any improvement, invention or discovery.

28.3.2 As between the Employee and the Employer, the ownership of all inventions made by the Employee will vest in the Employer. To the extent that invention does not automatically vest in the Employer by operation of law, the Employee shall hold it in trust for the Employer, and at the request and expense of the Employer, do all things necessary or desirable to enable the Employer or its nominee to obtain for itself the full benefit of and to secure patent and other appropriate forms of protection for the invention throughout the world. The patenting and exploitation of any such invention shall be at the sole discretion of the Employer.

28.3.3 The Employee shall immediately disclose to the Employer or copyright works or designs originated, conceived, written or made by the Employee alone or with others during the employment which related, or could relate, to the Employer's business and shall (to the extent that they do not automatically vest in the Employer by operation of law) hold them in trust for the Employer until such rights have been fully and absolutely vested in the Employer; and

28.3.4 The Employee shall assign to the Employer by way of future assignment (to the extent not already vested in the Employer by operation of law) all copyright design rights and other proprietary rights (if any) for their full terms throughout the world in respect of all copyright works and designs originated, conceived,

written or made by the Employee alone or with others during the employment which relate or could relate, to the Employer's business.

29. **Disclosure of Interest**

The Employee must provide the Employer with a written Declaration of Interest in any other business, Close Corporation, partnership, trust and/or other association of which the Employee may be a Director or office bearer or in any way associated with or in which the Employee may have a financial interest. Such declaration of interest must be updated every fiscal quarter.

30. **General**

30.1 This Agreement contains all of the expressed provisions agreed upon by the Parties with regard to the subject matter hereof and the Parties waive the right to rely on any express provision or representation not contained herein.

30.2 No agreement varying, adding to, deleting from, or cancelling this Agreement and no waiver of any rights under this Agreement shall be effective unless reduced to writing and signed by or on behalf of the Parties.

30.3 No relaxation by a party of any of its rights in terms of this agreement at any time shall prejudice or be deemed to be a waiver of any party's rights, unless such waiver is in writing, and the Parties shall be entitled to exercise their rights thereafter as if such relaxation had not taken place.

30.4 The Employee indemnifies the Employer from and against all actions, claims, costs, proceedings, expenses, loss or damage (including without limitation, legal costs) which may arise directly or indirectly from any breach of terms of this agreement or from any delictual claim brought against the Employer by any party for which the Employee was legally responsible rendering the Employer legally liable to such party.

30.5 This agreement contains the entire agreement between the Parties and is the sole memorial of the agreement between the Parties and no party shall be bound by any undertakings, presentations, warranties or the like not recorded in writing and signed by all the Parties to this agreement or their duly authorised representatives.

30.6 All notes and memoranda or other documentation, email or computer records in whatever form or any trade secrets or confidential information concerning the business of the Employer or its customers which the Employee requires, receive or make during the course of this agreement shall be the property of the Employer and must be surrendered immediately on the termination of this agreement, or if so requested, at any time during the currency of this agreement.

31. **Domicilium citandi et executandi**

The Parties choose the following addresses for all purposes arising out of this agreement as their domicilium citandi:

31.1 The Employer: 12 Kiepersol Crescent, Atlas Gardens, Contermanskloof, Durbanville, 7550 Western Cape

31.2 The Employee: The address on file with the Employer

[*Remainder of Page Left Blank Intentionally; Signature Page Follows*]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorised representatives as of the date first set forth above.

EXECUTIVE

____
Sean Macdonald

COMPANY:

LEATT CORPORATION

By:____________________________

Name: Dr C.J. Leatt

Title: Chairman of the Board

ATTACHMENT A

Employee Job Description

The Chief Employee Officer ("CEO") of Leatt Corporation (the "Employer"), in partnership with the Board, is responsible for the success of the Employer. The Board and CEO together are responsible for the development and execution of a long-term strategy, mission and vision for the Employer. The Board delegates responsibility for the management, day-to-day operations and implementation of the Employer's long- and short-term plans to the CEO, and he has the authority to carry out these responsibilities, in accordance with the direction and policies established by the Board.

Specific Accountabilities:

1. To lead and oversee the development and implementation of the Employer's strategy, mission and vision.

2. To lead and oversee the implementation of the Employer's long- and short-term plans in accordance with the Employer's strategy, mission an vision.

3. To ensure that the Employer is appropriately organised and staffed to enable it to achieve its strategy, mission and vision.

4. To ensure that effective internal controls, management information systems and business processes are in place.

5. To oversee the fiscal activities of the Employer, including budgeting, reporting an audit.

6. To ensure the integrity and material completeness of all public disclosures by the Employer.

7. To take steps to ensure that financing is in place that will support the Employer's long- and short-term plans.

8. To oversee the introduction, development and distribution of new products.

9. To execute business opportunities that will promote the growth and development of the Employer.

10. To act as a liaison between management and the Board and to ensure that sufficient information is provided to the Board to form appropriate judgments and perform its governance functions effectively.

11. To oversee effective communication with shareholders, employees, Government authorities, other stakeholders and the public, whether directly or through the Employer's agents and representatives.